Exhibit 10.1
                                                                    ------------

                                    AGREEMENT

         AGREEMENT, dated as of March 10, 2006 ("Agreement"), between GUIDANT CORPORATION, an Indiana corporation (the "Company"), and CARDIAC PACEMAKERS, INC., a Minnesota corporation ("CPI"), on the one hand, and R. FREDERICK MCCOY, JR. ("Executive"), on the other hand. References herein to the "Company" shall include Guidant Corporation, as well as its respective predecessors, parent companies, CPI and other subsidiaries, affiliates, divisions, successors and assigns.

Section 1.         Termination.

         (a) Effective March 17, 2006 ("the Cessation Date"), Executive's employment with the Company shall cease and Executive shall resign from all positions with the Company, including any directorships. Such cessation of employment shall be a Covered Termination under Section 6.A.1 of Guidant Corporation's Change in Control Severance Pay Plan for Select Employees (the "CIC Plan") and the Company shall thereafter provide to Executive the payments, benefits and rights applicable to a Covered Termination under the CIC Plan.

         (b) Except as Executive and the Company may otherwise agree, Executive shall promptly return to the Company all Company property in Executive's possession, including without limitation, any information belonging to the Company in any tangible form (any documents, memoranda and/or files, faxes, and any means of data storage such as computer discs, CD roms and the like and all copies thereof) concerning the Company, its business, employees, customers, and any computers, notes and any other Company property.

         (c) The Company shall pay or reimburse Executive for legal fees and expenses reasonably incurred with respect to the cessation of his employment and the negotiation of this Agreement after receipt of reasonably satisfactory supporting documentation.

Section 2. Consulting Arrangement and Non-Compete. Executive acknowledges and agrees that by virtue of his employment with the Company, he has special, unique and irreplaceable knowledge and experience concerning the Company. Accordingly, in recognition of that, the parties hereto agree as follows:

         (a) From and after the Cessation Date to and including March 31, 2008 (the "Consulting Period"), Executive shall provide consulting services to the Company on an as-needed basis, upon reasonable advance notice from the Company and with due regard for Executive's business and personal schedule. Such consulting services shall include, but not be limited to, assisting the Company as set forth in Section 3(a) below with any lawsuits, claims or investigations about which the Company believes that Executive may have relevant information or knowledge. The parties acknowledge that such consulting services (other than as contemplated by Section 3(a) below) shall be rendered by Executive, to the extent practicable, to senior management of the Company.

         (b) Executive acknowledges that (i) during his employment with the Company, Executive, on a worldwide basis, had substantial contacts with persons or entities with whom the Company did business, including customers and suppliers; (ii) Executive was placed in a position of trust and responsibility and had access to a substantial amount of confidential information, including the Company's ongoing research and development for existing and new products, the Company's business plans and the Company's sales and marketing strategies; and (iii) Executive would have an unfair advantage in competing with the Company. Executive agrees that during the Consulting Period, he shall not, within or outside of the United States, have any involvement whatsoever with the design, development, manufacturing, marketing or sale of any Competitive Product, as defined in Section 2(c) below, and he will not induce or attempt to induce any employee of the Company to leave his or her employment with the Company. The restrictions within this Section 2(b) shall apply regardless of whether Executive acts directly or indirectly or whether he acts personally or as an employee, agent or otherwise for another.

         (c) For purposes of Section 2(b) above, "Competitive Product" shall be defined as any product, product line or service designed, developed, manufactured, marketed or sold by anyone other than the Company which performs similar functions or is used for the same general purposes as a Guidant Product. "Guidant Product", as used in the definition of "Competitive Product," shall mean any product, product line or service that is part of the Company's cardiac rhythm management business and that has been designed, developed, manufactured, marketed or sold by the Company or regarding which the Company has conducted or acquired research and development. Such products include, but are not limited to, cardiac pacemakers and implantable defibrillators and cardiac resynchronization devices or products which are the functional equivalent of cardiac pacemakers or implantable defibrillators or cardiac resynchronization devices as well as leads, programmers and other devices ancillary to cardiac pacemakers or implantable defibrillators or cardiac resynchronization devices.

         (d) As consideration for the agreements made by Executive in Sections 2(a) and 2(b) above, including any services to be performed, the Company shall pay Executive for the first year of the Consulting Period a fee of $200,000 in twelve equal consecutive monthly installments on the first day of each applicable calendar month, commencing April 1, 2006. For the second year of the Consulting Period, the Company shall pay Executive a fee of $100,000 in twelve equal consecutive monthly installments on the first day of each applicable calendar month, commencing April 1, 2007, and, in addition, shall, with reasonable promptness, pay Executive for his time (including travel) at a rate of $250 per hour upon receipt of reasonably satisfactory supporting documentation. If Executive shall die or become disabled such that he cannot render the services contemplated in this Section 2, the Consulting Period shall terminate and Executive's consulting fee shall be appropriately prorated. Executive acknowledges and agrees that the payments called for in this Section 2(d) are things of value to which he is not otherwise entitled and that they represent fair and adequate bargained for consideration.

         (e) The Company shall, with reasonable promptness, pay or reimburse Executive for expenses reasonably incurred in connection with his performance of the consulting services required by this Section 2 after receipt of reasonably satisfactory supporting documentation.

 Section 3.  Cooperation.

         (a) Executive agrees to cooperate fully with the Company in connection with any lawsuit, claim or investigation about which the Company believes Executive may have relevant information or knowledge. Executive agrees to make himself available at reasonable times, on reasonable dates, and upon reasonable notice and request by the Company to meet with representatives of the Company, to testify or to provide affidavits based upon Executive's knowledge of relevant facts in any such lawsuit, claim or investigation. Executive further agrees to reasonably cooperate with the Company in supplying data, information, and expertise within Executive's special knowledge or competence and to otherwise assist the Company in the protection of the interests of the Company. For time reasonably spent and expenses reasonably incurred on matters covered by this
Section 3(a) after termination or expiration of the Consulting Period, the Company shall, with reasonable promptness, pay Executive for his time (including travel) at a rate of $250 per hour, and pay, or reimburse Executive for, expenses reasonably incurred after receipt of reasonably satisfactory supporting documentation.

         (b) Executive agrees that if he receives a subpoena for, or other request to provide, or inquiry related to, documents or testimony or other information in connection with any suit, proceeding, legislative or regulatory hearings, investigations or other civil or criminal proceedings relating to the Company or to Executive's employment with the Company, Executive shall promptly notify the Company of the request and shall make no disclosure until the Company has had a reasonable opportunity (i) to contest the right of the requesting person or entity to such disclosure and/or (ii) to seek to participate in the proceeding or matter in which the testimony or other information is to be provided. In addition, Executive agrees to comply with all lawful requests of the Company to prevent disclosure of the Company's confidential or privileged information or materials, or information or materials that are otherwise protected from disclosure.

         (c) The provisions of this Section 3 shall survive any termination or expiration of the Consulting Period.

Section 4. Confidentiality. During the course of Executive's employment Executive has had, and during the course of the performance of the duties and responsibilities set forth in Sections 2 and 3 will have, access to information relating to the Company and its businesses and customers and other proprietary or privileged information of the Company that is not generally known by persons not employed by the Company and that could not easily be determined or learned by someone outside of the Company ("Confidential or Privileged Information"). "Confidential or Privileged Information" shall include, but not be limited to, business plans, compensation details or any information related thereto, human resource information, information protected by the attorney/client privilege or work product doctrine, reports, project lists and information, strategic plans, computer programs, sales, clinical and engineering information, information about the failure rates of the Company's products, information about new or future products, the Company's marketing plans and goals, lists of the Company's customers and the identities of preferred customers, information about customer purchases and preferences, information regarding research and development, clinical trials, manufacturing processes or management systems and any other information which provides the Company with a competitive advantage or is treated as confidential or privileged by the Company. Executive agrees not to use this Confidential or Privileged Information in any way or for any purpose, and not to disclose this Confidential or Privileged Information, directly or indirectly, to any third party, excepting Executive's legal team (attorneys, consultants and experts) in connection with the defense of any claim against Executive. If such information becomes the subject of an administrative or judicial order requiring disclosure by Executive, or upon the receipt of a subpoena or other request for such information, Executive shall promptly notify the Company of the order or request and shall make no disclosure until the Company has had a reasonable opportunity (i) to contest the right of the requesting entity or person to such disclosure and/or (ii) to seek to participate in the proceeding or matter relating to the disclosure. In addition, Executive agrees to comply with all lawful requests of the Company to prevent disclosure of the Company's Confidential or Privileged Information or materials or information or materials that are otherwise protected from disclosure. The provisions of this Section shall survive any termination or expiration of the Consulting Period.

Section 5. Non-Disparagement. The Company and its authorized representatives shall refrain from making, or from inducing or encouraging others to make, any statements or comments of a defamatory or disparaging nature to any third party regarding Executive, and Executive and his authorized representatives shall refrain from making, or from inducing or encouraging others to make, any statements or comments of a defamatory or disparaging nature to any third party regarding the Company, or any of its directors, officers, personnel, policies or products; provided, however, that it shall not be a violation of this Section for either party to make truthful statements when required to do so by a court of law or in a legal or administrative proceeding, by any governmental agency having supervisory authority over the party, or by any administrative or legislative body with apparent jurisdiction to order the party to divulge, disclose or make accessible such information or as otherwise may be required in defense of any claims or statements made by the other party. The provisions of this Section 5 shall survive any termination or expiration of the Consulting Period.

Section 6.  Breach.

         (a) Any breach by Executive of the provisions of Sections 1(b), 2, 3, 4 or 5 of this Agreement, if not capable of being cured, or if capable of being cured is not cured by Executive to the reasonable satisfaction of the Company within 30 days after written notice of such breach is given to Executive, shall be considered a material breach of this Agreement. In the event of such a breach, the Company shall be entitled to pursue any and all of its remedies under the law and/or in equity arising out of such breach, including repayment of any amounts already paid under Section 2 or Section 3 of this Agreement or injunctive relief in those instances where the remedy at law for a breach would be inadequate. In addition, in the event of a material breach, the Company shall be released from any obligation to make any remaining payments under this Agreement.

         (b) In the event that the Company (i) fails to pay Executive any sum due under Section 2(d) or 3(a) within 30 days after written demand therefor, or
(ii) fails to provide indemnification to Executive in accordance with Section 7 below within 30 days after written demand therefor, Executive shall be entitled to pursue any and all of his remedies under the law and/or in equity arising out of such failure. If the Executive files any litigation to pursue his remedies under the law and/or in equity arising out of such failure, whether in the nature of a complaint, counterclaim or third party claim, and Executive is the prevailing party in such litigation as against the Company, the Company shall reimburse Executive for all of his costs and expenses incurred in connection with such litigation, including reasonable attorneys' fees.

Section 7. Indemnification. Executive shall be entitled to indemnification by the Company in accordance with, and subject to the terms and conditions of, the Articles of Incorporation of Guidant Corporation, as amended from time to time, but not less than the indemnification provided by the Articles of Incorporation of Guidant Corporation as of the date hereof.

Section 8. Severability. If any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

Section 9. Assignment. This Agreement and Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may only be assigned by the Company to a person or entity which is a successor in interest to a substantial part of the cardiac rhythm management business now being conducted by the Company.

Section 10. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, and, with regard to the Company, its permitted assigns.

Section 11. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or overnight courier (providing proof of delivery); (b) when telecopied (which is confirmed), or (c) three days after it has been mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         Notice to the Company shall be addressed to:

                           Guidant Corporation
                           111 Monument Circle #2900
                           Indianapolis, IN  46204-5129
                           Attn:  General Counsel
                           Telecopy: (317)-971-2119

         Notice to Executive shall be addressed to such address as Executive shall furnish to the Company in a separate writing delivered contemporaneously with the execution of this Agreement.


Section 12. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section 13. EntireAgreement/Amendments. This Agreement, including the CIC Plan and any other agreements referenced herein, contain the entire understanding of the parties with respect to the subject matter hereof, except as otherwise specifically provided for in this Agreement. This Agreement may not be amended except by written instrument signed by the parties hereto.

Section 14. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 15. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of laws principles thereof. Executive irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Minnesota and the courts of the United States located in the State of Minnesota for the purpose of any action or proceeding arising out of or relating to this Agreement, and acknowledges that the designated fora have a reasonable relation to this Agreement and the parties' relationship to one another.

Section 16. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                           GUIDANT CORPORATION

                                           /s/ James M. Cornelius
                                           ------------------------------------
                                           By:    James M. Cornelius
                                           Title: CEO


                                           CARDIAC PACEMAKERS, INC.

                                           /s/ Tyler Nasiedlak
                                           ------------------------------------
                                           By:    Tyler Nasiedlak
                                           Title: Secretary and General Counsel


                                           /s/ R. Frederick McCoy, Jr.
                                           ------------------------------------
                                           R. FREDERICK MCCOY, JR.